625 Westport Parkway
Grapevine, TX 76051
817-424-2000

625 Westport Parkway Grapevine, TX 76051 817-424-2000

March 23, 2021

Via Email:
Jenna Owens

Re: Offer Letter

Dear Jenna,

Congratulations! I am pleased to offer you the position of Executive Vice President, Chief Operating Officer at GameStop Texas, Ltd., a wholly owned subsidiary of GameStop Corp. (the “Company”). You will report to the Chief Executive Officer of the Company. You will be subject to all policies of the Company and GameStop Texas, Ltd. in effect from time to time, including the Company’s Anti-Hedging Policy, Clawback Policy, Insider Trading Policy and Code of Ethics.

We would like you to start on a mutually agreed upon date no later than March 29th, 2021. Your starting annualized base salary will be $200,000, less applicable taxes.

You will also be eligible to earn a total of $2,500,000 in sign on bonuses. These bonuses will be paid in 24 monthly installments, as follows: In each of the first 12 months of your employment with us, you receive a sign-on bonus installment of $125,000, less applicable taxes. In each of months 13 through 24 of your employment with us, you will receive a sign-on bonus installment of $83,333.33, less applicable taxes. Your right to receive each installment is conditioned on your continuous employment with us through the payment date of that installment. Except in case of your involuntary termination of employment without Cause as provided below, if your employment with us ceases for any reason, no additional installments will be paid.

On the first business day of the first calendar quarter that commences after your start date, and subject to your active employment with us on that date, you will be granted a number of restricted stock units or restricted shares of the Company’s Class A common stock (“Common Stock”) determined by dividing $9,000,000 by the average closing price of Common Stock for the 30 trading days immediately preceding the grant date (the “Initial Equity Award”). The Initial Equity Award will vest as follows: 5% on the first anniversary of the grant date, 15% of the second anniversary of the grant date, and 20% on each of the dates that are 30, 36, 42 and 48 months following the grant date, subject in each case to your continuous service through the applicable vesting date. The above-described equity award will be documented in a separate award agreement; that agreement will contain additional terms and conditions (not inconsistent with this letter) and be delivered to you following the applicable grant date.

The Company’s agreement to grant equity to you and to pay you signing bonus installments does not guarantee your employment for any period or otherwise limit our ability to terminate your employment at any time, for any reason, even if your opportunity to receive or vest in such equity or receive such signing bonus installments would be forfeited as a result of such termination. We will periodically review your performance and compensation levels and may, beginning in 2022, make adjustments consistent with our executive compensation program, all as determined in the sole discretion of the Compensation Committee of our Board of Directors.

625 Westport Parkway
Grapevine, TX 76051
817-424-2000

625 Westport Parkway Grapevine, TX 76051 817-424-2000
You are eligible for 3 weeks of vacation per year. On the 61st day from your start date, you will be eligible to participate in the Company’s health (including dental and vision) benefits program, as well as be automatically covered in the Company’s company-paid life insurance program and, after 90 days, the long-term disability program. We will cover the cost of the first two months of COBRA premiums that you are required to pay for COBRA coverage with your former employer to bridge the period to the start of your coverage under our plans. You must provide us with written documentation of those COBRA premium costs by no later than June 2021, and we will pay you two months of those costs in a lump sum payment as soon as practicable (not more than 30 days) after we have received that documentation. You will be eligible to participate in the 401(k) plan on the first day of the month following or coinciding with 60 days of service. You will be eligible for the company match commencing with the first of the month after or coinciding with your first year of service. The company match is funded on an annual frequency. Please feel free to contact our Benefits Team at (817) 722-7501 or 1-866-637-4387 with any specific benefit questions you may have.

Your position requires you to permanently relocate to Dallas/Ft Worth,TX. You are not eligible for benefits under our relocation policy. Instead, we will pay you a relocation bonus in the first pay period after your start date in the gross amount of $200,000 to assist you with your relocation costs.

Consistent with all roles in the organization, your employment will be on an at-will basis, having no specified term, and may be terminated at the will of either party on notice to the other. However, if we terminate your employment for any reason other than Cause (as defined on Exhibit A), you will receive the following severance benefits, subject to the conditions noted below: (i) we will pay you an amount equal to six months of your base salary, (ii) we will pay you an amount equal to the applicable premium for COBRA continuation coverage for you and your eligible dependents for six months, and (iii) we will pay you any sign on bonus installments which have not then already been paid. In order to be eligible for these benefits you must (x) within 60 days after your termination date, sign and not revoke a release of claims on such form as we customarily use with other employees, and (y) comply with any applicable post-employment covenants under any other written agreement with us. Payment will be made in a single lump sum cash payment, less required tax withholdings, as soon as practicable after the release becomes effective, and in no event later than 75 days after the termination date.

This letter does not include any “good reason” basis for you to resign and receive severance benefits. However, if the Company provides “good reason” severance protection to executive vice presidents hired in the future, the Company will consider whether it is then appropriate to provide such enhanced severance protection to you.

You will have rights (i) to indemnification in accordance with, and subject to the terms and conditions of, and limitations in, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and (ii) under any applicable directors and officers insurance under which you are covered.

Any modification of any of the terms of this letter must be made in writing and signed by an executive officer of the Company to be valid and enforceable.

Your compensation package, as detailed in this document, is personal and confidential. Please do not discuss the details of this information with anyone other than me or those indicated below.

625 Westport Parkway
Grapevine, TX 76051
817-424-2000

625 Westport Parkway Grapevine, TX 76051 817-424-2000
This offer is contingent on the following items:

•Successful completion of your background check
•Your signed acknowledgment of the Non-Competition, Non-Solicitation and Confidentiality Agreement
•Your signed acknowledgement of the GameStop CARES Rules of Dispute Resolution Including Arbitration

By signing this letter, you confirm that you are not subject to any agreement or restriction that could conflict with, or be violated by, your work for the Company and its affiliates. Except as otherwise expressly provided herein, this letter represents our entire agreement regarding your employment and compensation and supersedes all prior discussions and agreements regard these topics.

We are pleased and excited that you have chosen to become a part of GameStop and look forward to the energy and experience you will bring to our growing organization. If you have any questions or concerns, please feel free to contact me.

Sincerely,

/s/ George Sherman
George Sherman
Chief Executive Officer

Accepted By:	/s/ Jenna Owens	3/23/2021
	Jenna Owens	Date

625 Westport Parkway
Grapevine, TX 76051
817-424-2000

625 Westport Parkway Grapevine, TX 76051 817-424-2000
Exhibit A

Additional Provisions for Offer Letter

1.Definition of Cause. For purposes of the offer letter, “Cause” mean any of the following: (i) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) your willful misconduct, whether or not in the course of service, that results (or that, if publicized, would be reasonably likely to result) in material and demonstrable damage to the business or reputation of the Company or any of its affiliates or subsidiaries; (iii) material breach by you of any agreement with, policy of or duty owed to the Company or any of its affiliates or subsidiaries; or (iv) your willful refusal to perform your duties to the Company or the lawful direction of your supervisor that is not the result of a disability; provided, however, an act or omission described in clause (iii) or (iv) will only constitute “Cause” if (A) it is not curable, in the good faith sole discretion of the Company’s Board of Directors (the “Board”) or its delegate, or (B) it is curable in the good faith sole discretion of the Board or its delegate, but is not cured to the reasonable satisfaction of the Board or its delegate within 30 days following written notice thereof to you by the Company (such notice to state with specificity the nature of the breach or willful refusal).

2.Compliance with Section 409A. All provisions of offer letter shall be interpreted in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”). Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of Section 409A, the right to a series of installment payments under this offer letter shall be treated as a right to a series of separate payments. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of your compensation arrangements under Section 409A or any other federal, state or local tax law. Your tax consequences will depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.